SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.)

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                        OMEGA HEALTHCARE INVESTORS, INC.
                (Name of Registrant as Specified in Its Charter)


      (Name of Person(s) filing Proxy Statement, if other than Registrant)

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

                        OMEGA HEALTHCARE INVESTORS, INC.

          Questions and Answers for July 14, 2000 Stockholders Meeting
          ------------------------------------------------------------


         The following sets forth "Questions and Answers" furnished to persons soliciting proxies for the special meeting of Omega Healthcare Investors, Inc. to be held July 14, 2000. This information is to be used as a general reference in responding to stockholder questions. Omega is filing this information with the SEC pursuant to Rule 14a-6(c).

         For more detailed information, please see the text of the Proxy Statement. These "Questions and Answers" are qualified by the full text of the Proxy Statement.


Why does Omega need an equity infusion?

              Omega has $81 million of debt due July 15, 2000, and another $48 million due February 2001. Omega needs to complete the planned equity infusion to fund the upcoming debt maturities.

              The long-term care industry has been facing unprecedented financial difficulties. A wave of bankruptcy filings by large nursing home operators, including a number of Omega's customers, has adversely affected Omega's cash flow and the availability of capital.

              Omega is not currently in compliance with some of the financial covenants under its existing credit facility. Omega's banks have agreed to provide Omega a new $175 million secured credit facility, subject to completion of a significant equity infusion. The proposed Explorer investment would satisfy this condition. The new secured credit facility would have a revised set of financial covenants and would replace Omega's existing $200 million unsecured line of credit that expires September 30, 2000. Omega has obtained temporary waivers of technical defaults of financial covenants under the existing line of credit in order to allow for the implementation of the new secured credit facility.

              See "Reasons for the Explorer Investment" on pages 2-3 of the Proxy Statement.



Why doesn't Omega borrow money rather than issue equity?

              The industry conditions affecting long-term care operators and the wave of operator bankruptcies have virtually frozen other capital sources that have historically been readily available to Omega, including the bond markets and bank loans.

              See "Reasons for the Explorer Investment" on pages 2-3 of the Proxy Statement.



What will happen to the dividend rate on Omega's Common Stock?

             Resumption of quarterly dividends is conditioned on the completion of the proposed equity infusion.

             Omega expects to resume quarterly dividends in the third quarter at the rate of $0.25 per common share assuming the equity infusion is completed.

             See "Dividends on Common Stock" on page 8 of the Proxy Statement.



What are the terms of the proposed equity investment?

             The transaction is complicated but in essence it is as follows:

                  Initial  $100 Million  Investment.
                  ----------------------------------
                  Explorer would initially invest $100 million in Omega to purchase Series C Preferred Stock. The initial $100 million of Series C Preferred Stock will be convertible at $6.25 per share of Common Stock, resulting in the issuance of 16 million shares of Common Stock upon conversion. The conversion rate is subject to customary antidilution adjustments.

                      The proceeds of the initial investment will be used to fund the July 2000 debt maturity.





                  New Credit  Facility.
                  ---------------------
                  Omega's bank group will provide a new $175 million credit facility only if the Explorer investment closes.

                  Additional  Funding  Available.
                  -------------------------------
                  If Omega lacks sufficient money to fund the February 2001 debt maturity, then Explorer will provide an additional $50 million
                  - again in Series C Preferred. This is called the Liquidity Commitment

                      Any portion of the $50 million Liquidity Commitment that Omega does not need to fund the February 2001 debt maturity may be available to fund acquisitions. This is called the Growth Equity Commitment. That amount will be raised by selling Omega Common Stock to Explorer. If Omega uses all of the Growth Equity Commitment, then stockholders will have an opportunity to acquire a pro rata portion of the Common Stock initially sold to Explorer, generally on the same terms as Explorer's purchase of Common Stock as part of the Growth Equity Commitment.

                      Explorer has the option to make an additional $50 million available to fund further growth. This is called the Increased Growth Equity Commitment. Again, Omega's stockholders will be able to acquire their pro rata share of whatever Common Stock is sold to Explorer.

             See "Summary of Key Terms of Explorer Investment" on pages 3-8 of the Proxy Statement for further details.



Why is Omega asking stockholders to approve a new stock incentive plan now?

              Explorer conditioned its investment on reaching satisfactory agreement with current management regarding compensation and incentive matters. Stockholder approval of the 2000 Stock
              Incentive Plan is very important to satisfying the condition to Explorer's investment relating to management arrangements.

              If the 2000 Stock Incentive Plan is not approved, there is a risk that Explorer may not provide the $100 million equity infusion.
              Both Proposal 1 and 2 must receive a majority of the votes cast for the stockholder approval condition to the equity infusion to be satisfied.

              The entire Omega Board approved the proposed compensation arrangements and the 2000 Stock Incentive Plan.

              See pages 14-15 of the Proxy Statement.



Why do I need to vote promptly? Why is the stockholders meeting being held so quickly?

              The meeting will be held July 14 so Omega can complete the equity infusion and use the proceeds to fund the maturity of bonds that must be paid on Monday, July 17.

              It is very important for you to vote promptly so your votes can be processed and tabulated in time for the meeting.



Did Omega consider alternatives to the Explorer Investment?

              Omega, together with its financial advisor J.P. Morgan, considered various potential alternative transactions and courses of action other than the proposed Explorer equity infusion, including:

                   privatization strategies

                   private placement of equity and debt

                   loan syndications

                   asset sales

                   mortgage financing

                   merger and other business combinations

              These efforts did not result in any transactions that would have a high likelihood of completion in the near term, or that would effectively address Omega's liquidity and capital concerns.

              See "Reasons for the Explorer Investment" on pages 2-3 and "Opinion of J.P. Morgan" at Appendix B of the Proxy Statement.



Who is the investor providing the equity infusion?

              Explorer is a newly formed affiliate of the Hampstead Group, an experienced private equity fund manager, that has identified the long-term care sector for investment.


What effect will the lawsuits have on the Explorer transaction?

              Omega believes these lawsuits are baseless and will defend them vigorously.

              Omega does not believe the lawsuits are material and does not expect them to affect the proposed transaction.